Exhibit 99.2

OMEGA HEALTHCARE INVESTORS, INC.
DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

REQUEST FOR WAIVER

This form is to be used only by participants in the Omega Healthcare Investors, Inc. Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”) who are requesting authorization from Omega Healthcare Investors, Inc. (the “Company”) to make an optional cash investment under the Plan in excess of the $10,000 monthly maximum limit.  Terms used but not defined herein shall have the meanings ascribed thereto in the Plan.

This form should be completed each time a participant wishes to make an optional cash investment in excess of the $10,000 monthly maximum limit, and electronically submitted directly to “Attn: DSPP Waiver Request” at waiver.request@omegahealthcare.com. This form will not be considered for acceptance by the Company unless it is completed in its entirety. The Company may accept or reject this Request for Waiver in whole or in part in its sole discretion.

The participant submitting this form hereby certifies that (i) the information contained herein is true and correct as of the date of this form; (ii) the participant has received and read a current copy of the prospectus relating to the Plan; and (iii) the participant agrees to the terms and conditions of such Plan.

Good funds on all accepted Requests for Waiver must be received by Registrar and Transfer Company, the Plan Administrator, via wire transfer by 3:00 p.m. Eastern Time one (1) business day prior to the first day of the applicable pricing period in order for such funds to be invested pursuant to any Request for Waiver. Wire instructions and contact information for the Plan Administrator will be provided upon acceptance of a Request for Waiver.

To Be Completed by Participant

Participant Information:

Date	Name of Participant

Contact Name	Individual Authorized to Transact on Account

Contact Phone Number
Authorized Individual’s Signature
Contact Fax Number
Participant’s Social Security or Tax ID Number
Contact Email address

DTC Number
Participant’s Address

OMEGA HEALTHCARE INVESTORS, INC.
DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

REQUEST FOR WAIVER

In the event that the threshold price is not satisfied or there are no trades reported for a day in the relevant pricing period, the following information will be used to return the applicable portion of your optional cash investment within three (3) business days after the last day of the pricing period or extended pricing period, if applicable.

Participant Financial Institution Information:

Name of Participant:

Name of Financial Institution	Bank ABA / Routing Number

Bank Account Name	Bank Account Number

Beneficiary Account Name	Beneficiary Account Number

Participant Instruction – Disposition of Shares
___________ Hold Shares in account
___________ DWAC full shares to DTC# _________________________

Proposed Terms:

$
Optional Cash Investment Requested	Applicable Waiver Discount %

Pricing Period (beginning and ending dates)	Pricing Period (number of days)

$
Threshold Price	Date and Time Funds Due

Extension Feature Activated/up to # of days?	Continuous Settlement Feature Activated?

To Be Completed by Omega Healthcare Investors, Inc.

$
Optional Cash Investment Accepted	Approving Signature

/
Date	Name/Title